UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2019

Hibbett Sports, Inc.
(Exact Name of Registrant as Specified In Its Charter)

Delaware	000-20969	20-8159608
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

2700 Milan Court
Birmingham, Alabama  35211
(Address of principal executive offices)

(205) 942-4292
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors;  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2019, the Compensation Committee of the Board of Directors of Hibbett Sports, Inc. (the “Company”) approved changes in the Company’s compensation arrangements with certain Named Executive Officers and other members of senior management in order to retain the services of such persons during the Company’s current management transition.  In particular, the Compensation Committee approved:

•	an increase in the salary of Jared Briskin, Senior Vice President and Chief Merchant of the Company, from $325,000 to $350,000 per year, effective immediately;

•
special awards of restricted stock units (“RSUs”) in the amount of $100,000 to Mr. Briskin and to Cathy Pryor, Senior Vice President of Store Operations of the Company, pursuant to the Company’s 2015 Equity Incentive Plan; and

•
the Company’s entry into a Retention Agreement with Mr. Briskin and Ms. Pryor providing for severance benefits to each executive in the event the executive’s employment is terminated by the Company under certain circumstances described below.

The RSUs awarded to Mr. Briskin and Ms. Pryor will have a grant date of May 6, 2019 and are subject to the terms of a Special 2019 Restricted Stock Unit Award Agreement (“RSU Agreement”) between the Company and each executive.  Pursuant to the RSU Agreement, one half of the RSUs will vest on each of the first and second anniversaries of the date of grant (each anniversary date being the end of a “Restricted Period”), provided the executive is employed by the Company at the end of the applicable Restricted Period.  However, if the executive’s employment with the Company terminates prior to the first or second anniversary of the date of grant, then all unvested RSUs are forfeited, unless the termination occurs by reason of the executive’s death or disability, or under certain circumstances involving a change in control of the Company, or if the executive is entitled to a severance payment under the Retention Agreement.  In addition, unvested RSUs will be forfeited if the Compensation Committee determines that the executive has materially violated either the confidentiality provisions of the RSU Agreement or any non-competition agreement which the executive may have entered into with the Company. The Compensation Committee has the discretion to settle the RSUs in stock, cash or a combination of stock and cash.

The Retention Agreement that is being offered to Mr. Briskin and Ms. Pryor provides for a lump sum severance payment equal to one times the executive’s base salary, less deductions for applicable taxes, in the event that the executive is terminated by the Company during the two-year term of the agreement without “cause” or if the executive resigns for “good reason” (as those terms are defined in the agreement).  However, the severance payment will not be paid if the executive is also entitled to receive benefits under any change of control severance agreement of the Company or if the separation from service is due to retirement or disability.  In addition, the payment will be forfeited if the executive breaches certain confidentiality, nondisclosure or noncompetition covenants contained in existing agreements between the Company and the executive.

In the event the executive becomes entitled to a severance payment under the Retention Agreement, the outstanding RSUs awarded to the executive pursuant to the RSU Agreement will automatically vest upon termination of the executive’s employment. All other outstanding equity-based awards to the executive will continue to be governed by the applicable terms of such awards and will not be modified or amended by the Retention Agreement.

In addition to the compensation arrangements with Mr. Briskin and Ms. Pryor described above, the Compensation Committee approved similar arrangements for other designated employees of the Company which included salary increases, an increase in the percent of base salary used for purposes of determining annual bonuses, an award of RSUs under the RSU Agreement and the Company’s entry into the Retention Agreement with such employees.

The foregoing summaries of the RSU Agreement and the Retention Agreement are not intended to be complete and are qualified in their entirety by reference to the copies of those agreements attached to this Form 8-K as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No. Description

10.1	Form of Special 2019 Restricted Stock Unit Award Agreement.
10.2	Form of Retention Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIBBETT SPORTS, INC.

April 30, 2019	By:	/s/ David M. Benck
David M. Benck
Vice President and General Counsel

Exhibit Index

Exhibit No. Description

10.1	Form of Special 2019 Restricted Stock Unit Award Agreement.
10.2	Form of Retention Agreement.